Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Aida Orphan	Media Contact:	Kelly Mason
	Levi Strauss & Co.		Levi Strauss & Co.
	(415) 501-6194		(415) 501-7777
	Investor-relations@levi.com		newsmediarequests@levi.com
LEVI STRAUSS & CO. REPORTS SECOND-QUARTER 2020 FINANCIAL RESULTS
Reported Revenues of $0.5 Billion were down 62 percent
Diluted EPS was $(0.91); Adjusted Diluted EPS was $(0.48)
Total Available Liquidity increased to $2.0 Billion; Cash at Quarter End was $1.4 Billion
SAN FRANCISCO (July 7, 2020) – Levi Strauss & Co. (NYSE: LEVI) today announced financial results for the second quarter ended May 24, 2020.
The coincidence of the company’s fiscal quarter with the roughly ten-week duration of the temporary closure of the company’s and its customers’ stores in response to the COVID-19 pandemic resulted in a significant adverse impact to revenues, earnings and cash flows. As stores have reopened, performance has trended better than the company’s expectations.
Second-Quarter 2020 Results

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Net revenues declined 62 percent on a reported basis; the decrease was due to the temporary closure of company-operated, franchise and wholesale customer retail locations as a result of the COVID-19 pandemic, partially offset by the company’s e-commerce business which grew 25 percent for the quarter, with sequential month-over-month acceleration to nearly 80 percent growth for the month of May.

•
Gross margin decreased 19.2 percentage points on a reported basis to 34.1 percent; the decrease in gross margin was primarily due to inventory costs of $87 million recorded in connection with COVID-19 business disruptions. Adjusted gross margin was 51.5 percent, a decline of only 180 basis points, primarily reflecting lower wholesale gross margins, due to a higher proportion of Europe’s sales in lower margin markets and channels, which was partially offset by the benefit of price increases. Global DTC and the Americas' adjusted gross margins were in-line with prior year, and Asia's rose due to China's strong gross margin.

•	SG&A declined 14 percent to $551 million, as the company’s cost-savings actions drove a 25 percent reduction in Adjusted SG&A, which was partially offset by $88 million of COVID-19 related charges.

•
The company recorded a net loss for the quarter of $364 million, reflecting $242 million, pre-tax, in restructuring charges and inventory costs and other charges recorded in connection with COVID-19 business disruptions, and an Adjusted net loss of $192 million, primarily resulting from the temporary closures of company-operated, franchise and wholesale customer third-party retail locations.

•
Adjusted EBIT was a loss of $206 million, as the adverse revenue impact of COVID-19 was only partially offset by the company’s cost-savings actions, which drove a $157 million decline in Adjusted SG&A.

•	Adjusted diluted EPS was $(0.48), reflecting the Adjusted net loss.

•
Total inventories at quarter end increased ten percent, net of reserves, compared to a year prior, despite the 62 percent decline in revenues, reflecting the company’s aggressive inventory actions in response to the COVID-19 business disruption and flexibility resulting from the high percentage of sales derived from core products.

•	The company enhanced its liquidity position by issuing an additional $500 million in aggregate principal amount of its 5.00% senior notes due 2025; total liquidity was $2 billion at quarter-end.

“We started the year with strong momentum, but the global pandemic and economic crises had a significantly negative impact on our second quarter results, as our stores and most wholesale doors were closed around the world for the majority of the quarter. I’m proud of how the team stepped up in response, accelerating our activation of key e-commerce and omni-channel capabilities, proactively cutting costs and managing cash smartly, and finding innovative ways to connect the Levi’s brand with its fans,” said Chip Bergh, president and chief executive officer of Levi Strauss & Co. “As part of our response, to enable us to become a leaner and more market-responsive organization, as well as give us greater confidence in our cost structure given the uncertainties around the impact of the virus, we have made the difficult decision to reduce our non-retail, non-manufacturing workforce by about 700 positions, or roughly 15 percent, which we expect will generate annualized savings of $100 million.”
Bergh continued, “the pandemic is accelerating retail landscape shifts and consumer behavior in ways that play to the strength of the Levi’s brand. And we are doubling down on our digital transformation, incorporating the power of AI and data science, and leveraging our iconic brands to have an even stronger focus on Gen Z and sustainability. We believe this will enable us to further grow our market leadership position and emerge from this crisis a stronger company.”
“It’s been an unprecedented quarter, and we have been swift and agile in responding to the impact of the pandemic on our business,” said Harmit Singh, executive vice president and chief financial officer of Levi Strauss & Co. “We have taken measures to improve the structural economics of our company, prudently manage inventories and further solidify liquidity. As a result of our actions, in the second quarter, we increased total liquidity to $2 billion, reduced Adjusted SG&A by $157 million and managed inventories to only a ten-percent increase over prior year. We are encouraged by early signs of recovery, as roughly 90 percent of our company-operated and franchisee doors have now reopened globally, with nearly 40 percent of our company-operated stores comping positive as we exited the month, which in combination with our cost and working capital actions resulted in positive cash flow generation in June. We are confident that the steps we are taking to sustainably reduce our costs and drive greater efficiencies in working capital will enable us to further expand Adjusted EBIT margins and drive cash flows as we emerge from the crisis.”
COVID-19 Update
In mid-March, in response to the COVID-19 pandemic, the substantial majority of the company’s and its franchise and wholesale customers’ retail locations temporarily closed in the Americas and Europe, as well as in most of Asia outside greater China and Korea. By the end of May, only a portion of these doors had reopened, and with a wide variation in level of sales productivity as compared to prior year, depending on local market conditions. The coincidence of the company’s fiscal second quarter with the roughly ten-week duration of the temporary closures resulted in a significant adverse impact to revenues, earnings and cash flows.
In response to the pandemic and the uncertainty of its duration, the company took several measures to respond. It accelerated the deployment of several omni-channel initiatives including virtual concierge, ship from store, buy online pick up in store, and continued the roll out of its mobile app and loyalty program to augment its direct-to-consumer business. To reduce its costs and streamline operations, the company implemented cost-reduction and inventory-management initiatives that the company expects will support its objective to expand Adjusted EBIT margins over time. It enhanced its liquidity position by issuing an additional $500 million of its 5.00% senior notes due 2025. These actions resulted in $2 billion of liquidity at the end of the second quarter. The company’s goal is to become a stronger, more profitable company coming out of this unprecedented crisis.
In addition to the adverse impacts of the COVID-19 pandemic on the company’s second quarter financial results, the company recorded $242 million in incremental charges taken in connection with the pandemic. The $242 million was comprised of incremental COVID-19 related inventory costs of $87 million and $88 million of other charges for customer receivables and asset impairments, and $67 million of charges related to restructuring actions which the company anticipates will generate annualized cost savings of approximately $100 million.

Currently, roughly 90 percent of company-operated doors and franchisee doors have reopened globally, as well as the majority of third-party retail locations. While traffic and sales remain down to prior year, weekly sales performance in company-operated doors is sequentially improving, as store sales productivity in the final week of June as compared to prior year approached 80 percent, with nearly 40 percent of open company-operated store locations delivering positive net revenues growth compared to the same week in the prior year. As store locations have reopened, the company’s e-commerce net revenues growth has remained strong, at nearly 70 percent growth for the month of June as compared to the same month in the prior year. Cash flow trends are also improving, as net cash flows from operations were positive in June.
Although trends appear to be improving sequentially, the ultimate health and economic impact of the COVID-19 pandemic remains highly uncertain. The company expects that its business and results of operations, including net revenues, earnings and cash flows, will continue to be significantly adversely impacted for at least the balance of 2020, and there remains the possibility of additional COVID-19 related inventory and other charges.
Second-Quarter Total Company Overview

	Three Months Ended		Increase (Decrease) As Reported	Six Months Ended		Increase (Decrease) As Reported
($ millions, except per-share amounts)	May 24, 2020	May 26, 2019		May 24, 2020	May 26, 2019
Net revenues	$498	$1,313	(62)%	$2,004	$2,747	(27)%
Net income (loss)	$(364)	$29	(1,376)%	$(211)	$175	(221)%
Adjusted net income (loss)	$(192)	$69	(376)%	$(29)	$220	(113)%
Adjusted EBIT	$(206)	$82	(352)%	$(17)	$288	(106)%
Diluted earnings per share*	$(0.91)	$0.07	(98)¢	$(0.53)	$0.44	(97)¢
Adjusted diluted earnings per share*	$(0.48)	$0.17	(65)¢	$(0.07)	$0.55	(62)¢
*Note: per share increase (decrease) compared to prior year displayed in cents

•
Net revenues declined 62 percent on a reported basis, and 61 percent on a constant-currency basis excluding $41 million in unfavorable currency effects. The decrease was primarily due to the temporary closures of company-operated and third-party retail locations as a result of the COVID-19 pandemic. The decrease was partially offset by 25 percent growth in its company-operated e-commerce business, including the benefit of accelerating its omni-channel initiatives, which after declining in March began to recover in April and accelerated to nearly 80 percent growth in May compared to the same month of the prior year. Company-operated e-commerce comprised 15 percent of total company net revenues in the second quarter, compared to 5 percent in the second quarter of the prior year, and growing at a faster rate due to the company’s digital initiatives and the pandemic’s impact to consumer shopping behaviors.

•
Gross profit was $170 million compared to $700 million in the same quarter in the prior year. Gross margin was 34 percent of net revenues, down from 53 percent in the same quarter of the prior year. The decrease in gross profit and gross margin is primarily due to lower revenues across all regions and $87 million in inventory-related costs recorded in connection with COVID-19 business disruptions, including the recognition of incremental inventory reserves of $50 million and adverse fabric purchase commitments of $36 million, directly related to the expected impact of COVID-19 on forecasted sales and expected selling prices.

•
Adjusted gross margin, which excludes the COVID-19 related charges, was 51.5 percent, a decline of 180 basis points compared to prior year, reflecting a decline in Europe’s wholesale gross margin, as the benefit of price increases was more than offset by a higher proportion of sales in lower-margin markets and channels. Gross margins for global DTC as well as for the Americas region were in line with the same quarter in the prior year, and Asia’s gross margin rose due to the benefit of price increases and a higher proportion of sales in China.

•
Selling, general and administrative (SG&A) expenses were $551 million, a 14 percent decline compared to $638 million in the same quarter in the prior year. SG&A in the second quarter of 2020 included COVID-19 related non-cash charges of $60 million in asset impairments primarily associated with the company’s store fleet and charges of $28 million related to customer receivables.

Adjusted SG&A for the second quarter declined $157 million to $462 million, 25 percent lower than $619 million for the same quarter in the prior year, reflecting substantial decreases in selling expenses, advertising, administration costs and distribution, all in connection with COVID-19 and the company’s related cost-reduction initiatives.

•
Restructuring charges of $67 million were recorded in the second quarter of 2020 in connection with the company’s restructuring initiative, which is designed to reduce costs, streamline operations and support agility. The action the company announced today includes an approximately 15 percent reduction of the company's global non-retail and non-manufacturing organization, or roughly 700 positions, and is anticipated to be substantially completed in 2020.

•
Operating loss of $448 million reflected lower Adjusted EBIT as well as the recognition of $67 million of restructuring charges, $87 million of COVID-19 related inventory costs and $88 million of COVID-19 related other charges for customer receivables and asset impairments.

•	Adjusted EBIT was a loss of $206 million, reflecting the adverse revenue impact of COVID-19, which was partially offset by the company’s cost-reduction initiatives.

•	Adjusted net loss was $192 million as compared to Adjusted net income of $69 million in the same quarter of the prior year, reflecting the decline in Adjusted EBIT.

•	Adjusted diluted earnings per share declined to $(0.48) compared to $0.17 for the same prior-year period.
Additional information regarding Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income and Adjusted diluted earnings per share, as well as amounts presented above on a constant-currency basis, all of which are non-GAAP financial measures, is provided at the end of this press release.

Second-Quarter Regional Overview
Reported regional net revenues and operating income (loss) for the quarter are set forth in the table below:

	Net Revenues			Operating Income (Loss) *
	Three Months Ended		% Increase (Decrease)	Three Months Ended		% Increase (Decrease)
($ millions)	May 24, 2020	May 26, 2019		May 24, 2020	May 26, 2019
Americas	$283	$693	(59)%	$(38)	$102	(137)%
Europe	$129	$398	(68)%	$(68)	$59	(215)%
Asia	$86	$222	(61)%	$(29)	$17	(268)%
* Note: Regional operating income is equal to regional Adjusted EBIT.

•
In the Americas, net revenues declined 59 percent on a reported basis. The decrease in net revenues was across channels and brands due to the impacts of COVID-19 and the temporary closure of company-operated and third-party retail locations across the region. The majority of these locations closed mid-March and remained closed through the end of the quarter. The decrease in net revenues was partially offset by growth in e-commerce revenue; after an initial slowdown in response to COVID-19, online traffic on the company’s e-commerce websites increased partway through the quarter, accelerating through May in which U.S. company-operated e-commerce net revenues grew more than 100 percent compared to the same month of the prior year.

Operating loss for the Americas was due to the adverse impacts of COVID-19, as lower net revenues were only partially offset by declines in discretionary and variable SG&A expenses driven by the company’s cost reduction initiatives in response to COVID-19.

•
In Europe, net revenues declined 68 percent on a reported basis. Net revenues decreased due to the impact of COVID-19, with the exception of the e-commerce business, where increasing growth rates accelerated to 35 percent growth in May after an initial slowdown in response to COVID-19. Company-operated and third-party retail locations began to close mid-March, with some markets reopening by the end of April and others during the month of May.

Europe's operating loss was due to the adverse impacts of COVID-19, as lower net revenues were only partially offset by declines in discretionary and variable SG&A expenses driven by the company’s cost reduction initiatives in response to COVID-19.

•
In Asia, net revenues decreased 61 percent on a reported basis. The decrease in net revenues was across channels due to the impacts of COVID-19 and the temporary closures of company operated and third-party retail locations in the region. Retail locations in China and the neighboring countries that were impacted earlier by COVID-19 began to reopen their doors mid-March and saw foot traffic improve sequentially during the quarter, whereas locations in the rest of the region closed mid-March and remained closed through the end of the second quarter. E-commerce revenue grew significantly driven by increased traffic.

Asia's operating loss was due to the adverse impacts of COVID-19, as lower net revenues were only partially offset by declines in discretionary and variable SG&A expenses driven by the company’s cost reduction initiatives in response to COVID-19.
Year-to-date 2020 Results are included in the company’s Quarterly Report on Form 10-Q for the quarter ended May 24, 2020.

Cash Flow and Balance Sheet

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Cash and cash equivalents at the end of the second quarter of 2020 of $1,448 million and short-term investments of $76 million were complemented by $448 million available under the company's revolving credit facility, resulting in a total liquidity position of approximately $2.0 billion. To further increase liquidity and strengthen the balance sheet, during the quarter the company drew down $300 million on its senior secured revolving credit facility and issued an additional $500 million in aggregate principal amount of its 5.00% senior notes due 2025, some or all of which the company may redeem at once or over time, at redemption prices specified in the indenture governing the notes. Subsequent to quarter end, the company repaid the $300 million drawn on its credit facility, reflecting the company’s strong liquidity position and confidence in its ability to draw on the facility in the future if necessary.

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Net debt at the end of the second quarter of 2020 was $283 million. The company’s leverage ratio was 4.1 at the end of the second quarter of 2020, an increase as compared to 1.4 at the end of the second quarter of 2019, due to the increase in gross debt and adverse impact of COVID-19 on the company’s Adjusted EBIT.

•
Cash from operations for the first six months of 2020 decreased to $41 million compared to $162 million for the first six months of 2019, reflecting the significant impact of the widespread temporary store closures and other significant adverse impacts of the COVID-19 pandemic. The adverse impact on cash from operations related to COVID-19 was partially mitigated by the company’s focus on working capital management, in particular managing inventories, including reducing and canceling inventory commitments and redeploying basic inventory items to subsequent seasons, as well as negotiating extended payment terms with suppliers, vendors and landlords, and vigorously pursuing collection of receivables.

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Adjusted free cash flow for the first six months of 2020 was $(214) million, a decline of $253 million compared to the first six months of 2019, primarily reflecting lower cash from operations and higher share repurchases. The company has suspended its share repurchase program, and as it exited the second quarter had returned to positive cash flow generation.

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Total inventories were up ten percent compared to the end of the corresponding prior-year period, despite the sales decline of 62 percent, reflecting the swift actions the company took to curtail inventory inflow.

•
The company declared and paid dividends of $0.08 per share in the second quarter totaling approximately $32 million. Collectively, dividends for the first and second quarter of 2020 represent a 16 percent increase compared to the $55 million paid in the first half of 2019. The company has determined not to declare a dividend for the third quarter and will reassess dividend payments for the fourth quarter as circumstances evolve.

Additional information regarding net debt, leverage ratio and Adjusted free cash flow, non-GAAP financial measures, is provided at the end of this press release.
Annual Guidance
Given the ongoing substantial uncertainty resulting from the COVID-19 pandemic and related economic impact, the company has withdrawn all guidance provided on January 30, 2020, and is not providing further guidance at this time.
Investor Conference Call
The company’s second-quarter 2020 investor conference call will be available through a live audio webcast at https://engage.vevent.com/rt/levistraussco/index.jsp?seid=80 on July 7, 2020, at 2 p.m. Pacific / 5 p.m. Eastern or via the following phone numbers: 800-884-6765 in the United States and Canada or +1-973-200-3064 internationally; I.D. No. 2179823. A replay is available the same day on http://www.levistrauss.com/investors/earnings-webcast and will be archived for one quarter. A telephone replay is also available through July 13, 2020, via the following phone numbers: 855-859-2056 in the United States and Canada or +1-404-537-3406 internationally; I.D. No. 2179823.

About Levi Strauss & Co.
Levi Strauss & Co. is one of the world's largest brand-name apparel companies and a global leader in jeanswear. The company designs and markets jeans, casual wear and related accessories for men, women and children under the Levi's®, Dockers®, Signature by Levi Strauss & Co.™, and Denizen® brands. Its products are sold in more than 110 countries worldwide through a combination of chain retailers, department stores, online sites, and a global footprint of approximately 3,200 retail stores and shop-in-shops. Levi Strauss & Co.'s reported 2019 net revenues were $5.8 billion. For more information, go to http://levistrauss.com, and for company news and announcements go to http://investors.levistrauss.com.
Forward Looking Statements
This press release and related conference call contain, in addition to historical information, forward-looking statements, including statements related to the company’s ability to manage its business and liquidity during and after the COVID-19 pandemic; the impact of the COVID-19 pandemic on the company’s results of operations, including net revenues, margins, earnings and cash flows; the company’s ability to reduce costs and capital spending in response to the COVID-19 pandemic; the company’s balance sheet, liquidity and inventory position throughout and following the COVID-19 pandemic; the company’s prospects for financial performance, growth, expanded Adjusted EBIT margins, cash flows, and achievement of its long-term growth algorithm following the COVID-19 pandemic; future dividends and share repurchases; the company’s ability to grow its omni-channel and e-commerce business, and the expected financial performance; the company’s reduction in workforce and the expected timing, impacts, and annualized savings; the company’s ability to keep its company-operated retail stores open and productive; the future availability of the company’s credit facility; the company’s capital expenditure expectations; and the company’s store opening expectations. The company has based these forward-looking statements on its current assumptions, expectations and projections about future events. Words such as, but not limited to, “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project,” "confident" and similar expressions are used to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in the company's filings with the U.S. Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for 2019, and its Quarterly Report on Form 10-Q for the quarter ended May 24, 2020, especially in the “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this press release and related conference call may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated or, if no date is stated, as of the date of this press release and related conference call. The company is not under any obligation and does not intend to update or revise any of the forward-looking statements contained in this press release and related conference call to reflect circumstances existing after the date of this press release and related conference call or to reflect the occurrence of future events, even if such circumstances or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
Non-GAAP Financial Measures
The company reports its financial results in accordance with generally accepted accounting principles in the United States (GAAP) and the rules of the SEC. To supplement its financial statements prepared and presented in accordance with GAAP, the company uses certain non-GAAP financial measures, such as Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, to provide investors with additional useful information about its financial performance, to enhance the overall understanding of its past performance and future prospects and to allow for greater transparency with respect to important metrics used by management for financial and operating decision-making. The company presents these non-GAAP financial measures to assist investors in seeing its financial performance from management's view and because it believes they provide an additional tool for investors to use in computing the company's core financial performance over multiple periods with other companies in its industry. The tables found below present Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT (both reported and on a constant-currency basis), Adjusted EBIT margin (both reported and on a constant-currency basis), Adjusted net income (both reported and on a constant-currency basis), Adjusted diluted earnings per share (both reported and on a constant-currency basis), constant-currency net revenues, net debt, leverage ratio, and Adjusted free cash flow, and corresponding reconciliations of these non-GAAP financial measures to the most directly comparable financial measures calculated in accordance with GAAP. Non-GAAP financial measures have limitations in their usefulness to investors because they have no standardized meaning prescribed by GAAP and are not prepared under any comprehensive set of accounting rules or principles. Certain items that may be excluded or included in non-GAAP financial measures may be significant items that could impact the company’s financial position, results of operations and cash flows and should therefore be considered in assessing the company’s actual financial condition and performance. Non-GAAP financial measures are subject to inherent limitations as they reflect the exercise of judgment by management in determining how they are formulated. Some specific limitations include but are not limited to, the fact that such non-GAAP financial measures: (a) do not reflect cash outlays for capital expenditures, contractual commitments or liabilities including pension obligations, post-retirement health benefit obligations and income tax liabilities; (b) do not reflect changes in, or cash requirements for, working capital requirements; and (c) do not reflect the interest expense, or the cash requirements necessary to service interest or principal payments, on indebtedness. In addition, non-GAAP financial measures may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies. As a result, non-GAAP financial measures should be viewed as supplementing, and not as an alternative or substitute for, the company's financial results prepared in accordance with GAAP. The company urges investors to review the reconciliation of these non-GAAP financial measures to the most directly comparable GAAP financial measures included in this press release, and not to rely on any single financial measure to evaluate its business. See “RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES” below for reconciliation to the most comparable GAAP financial measures.
Constant-currency
The company reports certain operating results on a constant-currency basis in order to facilitate period-to-period comparisons of its results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refers to the exchange rates used to translate the company's operating results for all countries where the functional currency is not the U.S. Dollar into U.S. Dollars. Because the company is a global company, foreign currency exchange rates used for translation may have a significant effect on its reported results. In general, the company's financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar as compared to the foreign currencies in which it conducts its business. References to operating results on a constant-currency basis mean operating results without the impact of foreign currency exchange rate fluctuations.
The company believes disclosure of constant-currency results is helpful to investors because it facilitates period-to-period comparisons of its results by increasing the transparency of the underlying performance by excluding the impact of fluctuating foreign currency exchange rates. However, constant-currency results are non-GAAP financial measures and are not meant to be considered as an alternative or substitute for comparable measures prepared in accordance with GAAP. Constant-currency results have no standardized meaning prescribed by GAAP, are not prepared under any comprehensive set of accounting rules or principles and should be read in conjunction with the company's consolidated financial statements prepared in accordance with GAAP. Constant-currency results have limitations in their usefulness to investors and may be calculated differently from, and therefore may not be directly comparable to, similarly titled measures used by other companies.
The company calculates constant-currency amounts by translating local currency amounts in the prior-year period at actual foreign exchange rates for the current period. Constant-currency results do not eliminate the transaction currency impact, which primarily include the realized and unrealized gains and losses recognized from the measurement and remeasurement of purchases and sales of products in a currency other than the functional currency. Additionally, gross margin is impacted by gains and losses related to the procurement of inventory, primarily products sourced in EUR and USD, by our global sourcing organization on behalf of our foreign subsidiaries.
Source: Levi Strauss & Co. Investor Relations
# # #

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	May 24, 2020	November 24, 2019
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$1,448,235	$934,237
Short-term investments in marketable securities	76,078	80,741
Trade receivables, net of allowance for doubtful accounts of $26,344 and $6,172	333,599	782,846
Inventories:
Raw materials	3,657	4,929
Work-in-process	3,679	3,319
Finished goods	978,887	875,944
Total inventories	986,223	884,192
Other current assets	208,218	188,170
Total current assets	3,052,353	2,870,186
Property, plant and equipment, net of accumulated depreciation of $1,034,094 and $1,054,267	446,292	529,558
Goodwill	259,187	235,788
Other intangible assets, net	49,862	42,782
Deferred tax assets, net	504,121	407,905
Operating lease right-of-use assets, net (Note 1)	974,710	—
Other non-current assets	201,447	146,199
Total assets	$5,487,972	$4,232,418

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Short-term debt	$307,912	$7,621
Accounts payable	284,354	360,324
Accrued salaries, wages and employee benefits	138,175	223,374
Restructuring liabilities (Note 6)	51,252	—
Accrued interest payable	7,065	5,350
Accrued income taxes	24,671	24,050
Accrued sales returns and allowances (Note 1)	172,782	171,113
Short-term operating lease liability (Note 1)	217,673	—
Other accrued liabilities (Note 1)	388,528	375,372
Total current liabilities	1,592,412	1,167,204
Long-term debt	1,498,984	1,006,745
Postretirement medical benefits	60,819	64,006
Pension liability	174,700	193,214
Long-term employee related benefits	89,980	84,957
Long-term income tax liabilities	9,886	10,486
Long-term operating lease liability (Note 1)	839,632	—
Other long-term liabilities	56,353	134,249
Total liabilities	4,322,766	2,660,861
Commitments and contingencies
Stockholders’ Equity:
Levi Strauss & Co. stockholders’ equity
Common stock — $.001 par value; 1,200,000,000 Class A shares authorized, 63,216,618 shares and 53,079,235 shares issued and outstanding as of May 24, 2020 and November 24, 2019, respectively; and 422,000,000 Class B shares authorized, 333,147,968 shares and 340,674,741 shares issued and outstanding, as of May 24, 2020 and November 24, 2019, respectively	396	394
Additional paid-in capital	611,993	657,659
Accumulated other comprehensive loss	(477,696)	(404,986)
Retained earnings	1,030,513	1,310,464
Total Levi Strauss & Co. stockholders’ equity	1,165,206	1,563,531
Noncontrolling interest	—	8,026
Total stockholders’ equity	1,165,206	1,571,557
Total liabilities and stockholders’ equity	$5,487,972	$4,232,418

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Six Months Ended
	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019
	(Dollars in thousands, except per share amounts) (Unaudited)
Net revenues	$497,542	$1,312,940	$2,003,668	$2,747,398
Cost of goods sold	327,890	612,517	994,689	1,264,167
Gross profit	169,652	700,423	1,008,979	1,483,231
Selling, general and administrative expenses	550,525	637,525	1,211,070	1,219,421
Restructuring charges	67,371	—	67,371	—
Operating income (loss)	(448,244)	62,898	(269,462)	263,810
Interest expense	(11,246)	(15,126)	(27,900)	(32,670)
Underwriter commission paid on behalf of selling stockholders	—	(24,860)	—	(24,860)
Other income, net	1,305	3,166	4,005	1,520
Income (loss) before income taxes	(458,185)	26,078	(293,357)	207,800
Income tax (benefit) expense	(94,636)	(2,429)	(82,497)	32,842
Net income (loss)	(363,549)	28,507	(210,860)	174,958
Net income attributable to noncontrolling interest	—	(277)	—	(151)
Net income (loss) attributable to Levi Strauss & Co.	$(363,549)	$28,230	$(210,860)	$174,807
Earnings (loss) per common share attributable to common stockholders:
Basic	$(0.91)	$0.07	$(0.53)	$0.46
Diluted	$(0.91)	$0.07	$(0.53)	$0.44
Weighted-average common shares outstanding:
Basic	397,484,849	389,518,461	396,832,024	383,278,398
Diluted	397,484,849	409,332,997	396,832,024	401,405,411

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

	Three Months Ended		Six Months Ended
	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019
	(Dollars in thousands) (Unaudited)
Net income (loss)	$(363,549)	$28,507	$(210,860)	$174,958
Other comprehensive income (loss), before related income taxes:
Pension and postretirement benefits	6,613	3,464	10,204	6,886
Derivative instruments	(2,202)	12,667	13,203	14,404
Foreign currency translation losses	(30,756)	(8,843)	(38,889)	(4,757)
Unrealized (losses) gains on marketable securities	(2,347)	329	(791)	1,219
Total other comprehensive income (loss), before related income taxes	(28,692)	7,617	(16,273)	17,752
Income taxes benefit (expense) related to items of other comprehensive income (loss)	3,730	(2,432)	(1,993)	(4,173)
Comprehensive income (loss), net of income taxes	(388,511)	33,692	(229,126)	188,537
Comprehensive income attributable to noncontrolling interest	—	(348)	—	(402)
Comprehensive income (loss) attributable to Levi Strauss & Co.	$(388,511)	$33,344	$(229,126)	$188,135

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

	Three Months Ended May 24, 2020
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands) (Unaudited)
Balance at February 23, 2020	$399	$601,976	$1,445,188	$(452,734)	$—	$1,594,829
Net loss	—	—	(363,549)	—	—	(363,549)
Other comprehensive loss, net of tax	—	—	—	(24,962)	—	(24,962)
Stock-based compensation and dividends, net	—	8,090	(27)	—	—	8,063
Employee stock purchase plan	—	2,252	—	—	—	2,252
Repurchase of common stock	(3)	—	(19,169)	—	—	(19,172)
Shares surrendered for tax withholdings on equity awards	—	(325)	—	—	—	(325)
Changes in ownership of noncontrolling interest	—	—	(137)	—	—	(137)
Cumulative effect of adoption of new accounting standards	—	—	(84)	—	—	(84)
Cash dividends declared ($0.08 per share)	—	—	(31,709)	—	—	(31,709)
Balance at May 24, 2020	$396	$611,993	$1,030,513	$(477,696)	$—	$1,165,206

	Six Months Ended May 24, 2020
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands) (Unaudited)
Balance at November 24, 2019	$394	$657,659	$1,310,464	$(404,986)	$8,026	$1,571,557
Net loss	—	—	(210,860)	—	—	(210,860)
Other comprehensive loss, net of tax	—	—	—	(18,266)	—	(18,266)
Stock-based compensation and dividends, net	5	25,620	(27)	—	—	25,598
Employee stock purchase plan	—	4,282	—	—	—	4,282
Repurchase of common stock	(3)	—	(56,240)	—	—	(56,243)
Shares surrendered for tax withholdings on equity awards	—	(75,568)	—	—	—	(75,568)
Changes in ownership of noncontrolling interest	—	—	(8,809)	—	(8,026)	(16,835)
Cumulative effect of adoption of new accounting standards	—	—	59,624	(54,444)	—	5,180
Cash dividends declared ($0.16 per share)	—	—	(63,639)	—	—	(63,639)
Balance at May 24, 2020	$396	$611,993	$1,030,513	$(477,696)	$—	$1,165,206

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (Continued)

	Three Months Ended May 26, 2019
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands) (Unaudited)
Balance at February 24, 2019	$376	$—	$1,094,636	$(416,370)	$7,400	$686,042
Net income	—	—	28,230	—	277	28,507
Other comprehensive income, net of tax	—	—	—	5,114	71	5,185
Stock-based compensation and dividends, net	2	12,515	—	—	—	12,517
Shares surrendered for tax withholdings on equity awards	—	(24,696)	—	—	—	(24,696)
Reclassification from temporary equity in connection with initial public offering (Note 1)	—	351,185	(28,200)	—	—	322,985
Issuance of Class A common stock in connection with initial public offering	14	234,569	—	—	—	234,583
Cancel liability-settled awards and replace with equity-settled awards in connection with initial public offering	—	56,130	—	—	—	56,130
Balance at May 26, 2019	$392	$629,703	$1,094,666	$(411,256)	$7,748	$1,321,253

	Six Months Ended May 26, 2019
	Levi Strauss & Co. Stockholders
	Class A & Class B Common Stock	Additional Paid-In Capital	Retained Earnings	Accumulated Other Comprehensive (Loss)/Income	Noncontrolling Interest	Total Stockholders' Equity
	(Dollars in thousands) (Unaudited)
Balance at November 25, 2018	$376	$—	$1,084,321	$(424,584)	$7,346	$667,459
Net income	—	—	174,807	—	151	174,958
Other comprehensive income, net of tax	—	—	—	13,328	251	13,579
Stock-based compensation and dividends, net	2	14,012	—	—	—	14,014
Reclassification to temporary equity	—	(506)	(23,339)	—	—	(23,845)
Repurchase of common stock	—	(165)	(2,923)	—	—	(3,088)
Shares surrendered for tax withholdings on equity awards	—	(25,522)	—	—	—	(25,522)
Reclassification from temporary equity in connection with initial public offering	—	351,185	(28,200)	—	—	322,985
Issuance of Class A common stock in connection with initial public offering	14	234,569	—	—	—	234,583
Cancel liability-settled awards and replace with equity-settled awards in connection with initial public offering	—	56,130	—	—	—	56,130
Cash dividends declared ($0.29 per share)	—	—	(110,000)	—	—	(110,000)
Balance at May 26, 2019	$392	$629,703	$1,094,666	$(411,256)	$7,748	$1,321,253

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Six Months Ended
	May 24, 2020	May 26, 2019
	(Dollars in thousands) (Unaudited)
Cash Flows from Operating Activities:
Net income (loss)	$(210,860)	$174,958
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	71,005	58,745
Property, plant, equipment, and right-of-use asset impairments	61,157	556
Unrealized foreign exchange losses	3,146	14,899
Realized gains on settlement of forward foreign exchange contracts not designated for hedge accounting	(15,271)	(7,134)
Employee benefit plans’ amortization from accumulated other comprehensive loss and curtailment loss	10,204	6,886
Stock-based compensation	25,598	14,014
Allowance for doubtful accounts	20,935	790
Other, net	3,870	467
Benefit from deferred income taxes	(100,977)	(19,937)
Change in operating assets and liabilities, net of effect of acquisition:
Trade receivables	408,053	119,916
Inventories	(109,486)	(32,628)
Accounts payable, accrued liabilities, and operating leases, net of right-of-use assets	(34,287)	(47,263)
Restructuring liabilities	65,793	—
Income tax liabilities	15,382	20,675
Accrued salaries, wages and employee benefits and long-term employee related benefits	(100,567)	(115,443)
Other operating assets and liabilities, net	(72,331)	(27,688)
Net cash provided by operating activities	41,364	161,813
Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(75,210)	(76,961)
Payments for business acquisition	(52,201)	—
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	15,114	13,125
Payments to acquire short-term investments	(44,847)	(84,829)
Proceeds from sale, maturity and collection of short-term investments	49,586	5,481
Net cash used for investing activities	(107,558)	(143,184)
Cash Flows from Financing Activities:
Proceeds from issuance of long-term debt	502,500	—
Proceeds from senior revolving credit facility	300,000	—
Proceeds from short-term credit facilities	6,003	17,929
Repayments of short-term credit facilities	(5,193)	(27,866)
Other short-term borrowings, net	—	(9,422)
Payment of debt issuance costs	(6,459)	—
Proceeds from issuance of Class A common stock	—	254,329
Payments for underwriter commission and other offering costs	—	(19,746)
Proceeds from employee stock purchase plan	4,283	—
Repurchase of common stock	(56,243)	(3,088)
Repurchase of shares surrendered for tax withholdings on equity awards	(75,568)	(25,522)
Payments to noncontrolling interests	(16,090)	—
Dividend to stockholders	(63,639)	(55,000)
Other financing, net	(3)	(565)
Net cash provided by financing activities	589,591	131,049
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(9,113)	(1,913)
Net increase in cash and cash equivalents and restricted cash	514,284	147,765
Beginning cash and cash equivalents, and restricted cash	934,753	713,698
Ending cash and cash equivalents, and restricted cash	1,449,037	861,463
Less: Ending restricted cash	(802)	(530)
Ending cash and cash equivalents	$1,448,235	$860,933

Noncash Investing and Financing Activity:
Property, plant and equipment acquired and not yet paid at end of period	$21,462	$14,775
Property, plant and equipment additions due to build-to-suit lease transactions	—	10,861
Realized (gain) loss on foreign currency contracts not yet settled at end of period	—	5,990
Supplemental disclosure of cash flow information:
Cash paid for interest during the period	$36,856	$26,849
Cash paid for income taxes during the period, net of refunds	53,594	52,800

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
FOR THE SECOND QUARTER OF 2020
The following information relates to non-GAAP financial measures, and should be read in conjunction with the investor call held on July 7, 2020, discussing the company’s financial condition and results of operations as of and for the quarter ended May 24, 2020. Adjusted gross profit, Adjusted gross margin, Adjusted SG&A, Adjusted EBIT, Adjusted EBIT margin, Adjusted net income, Adjusted diluted earnings per share, net debt, Adjusted free cash flow, constant-currency net revenues, constant-currency Adjusted EBIT and leverage ratio are not financial measures prepared in accordance with GAAP. As used in this press release: (1) Adjusted gross profit, represents gross profit excluding COVID-19 related inventory costs and Adjusted gross margin, represents Adjusted gross profit as a percentage of net revenues; (2) Adjusted SG&A represents SG&A less charges related to changes in fair value on cash-settled stock-based compensation, COVID-19 related charges, and restructuring and related charges, severance and other, net; (3) Adjusted EBIT represents net income (loss) excluding income tax (benefit) expense, interest expense, other (income) expense, net, underwriter commission paid on behalf of selling stockholders, impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, and restructuring and related charges, severance and other, net, and Adjusted EBIT margin as Adjusted EBIT as a percentage of net revenues; (4) Adjusted EBITDA represents Adjusted EBIT excluding depreciation and amortization expense; (5) Adjusted net income (loss) represents net income (loss) excluding underwriter commission paid on behalf of selling stockholders, charges related to the impact of changes in fair value on cash-settled stock-based compensation, COVID-19 related inventory costs and other charges, and restructuring and related charges, severance and other, net, and tax impact of adjustments and Adjusted net income (loss) margin as Adjusted net income (loss) as a percentage of net revenues; (6) Adjusted diluted earnings (loss) per share represents Adjusted net income (loss) per weighted-average number of diluted common shares; (7) net debt represents total debt, excluding capital leases, less cash and cash equivalents and short-term investments in marketable securities; (8) leverage ratio represents total debt, excluding capital leases, divided by the last twelve months of Adjusted EBITDA; (9) Adjusted free cash flow represents cash from operating activities less purchases of property, plant and equipment, plus proceeds (less payments) on settlement of forward foreign exchange contracts not designated for hedge accounting, less repurchase of common stock including shares surrendered for tax withholdings on equity award exercises, and cash dividends to stockholders; (10) constant-currency net revenues represents net revenues without the impact of foreign currency exchange rate fluctuations; (11) constant-currency Adjusted EBIT represents Adjusted EBIT without the impact of foreign currency exchange rate fluctuations; (12) constant-currency Adjusted net income represents Adjusted net income without the impact of foreign currency exchange rate fluctuations; and (13) constant-currency Adjusted diluted earnings per share represents Adjusted diluted earnings per share without the impact of foreign currency exchange rate fluctuations.

Adjusted Gross Profit:

	Three Months Ended		Six Months Ended
	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Gross profit	$169.7	$700.4	$1,009.0	$1,483.2

Non-GAAP measure:
Gross profit	$169.7	$700.4	$1,009.0	$1,483.2
COVID-19 related inventory costs (1)	86.6	—	86.6	—
Adjusted gross profit	$256.3	$700.4	$1,095.6	$1,483.2
Adjusted gross margin	51.5%	53.3%	54.7%	54.0%
_____________

(1)	Represents costs incurred in connection with COVID-19, including $49.9 million of incremental inventory reserves and the recognition of adverse fabric purchase commitments of $35.9 million.

Adjusted SG&A:

	Three Months Ended		Six Months Ended
	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Selling, general and administrative expenses	$550.6	$637.5	$1,211.1	$1,219.4

Non-GAAP measure:
Selling, general and administrative expenses	$550.6	$637.5	$1,211.1	$1,219.4
Impact of changes in fair value on cash-settled stock-based compensation(1)	0.7	(15.0)	(4.2)	(20.3)
COVID-19 related charges(2)	(88.0)	—	(88.0)	—
Restructuring related charges, severance and other, net(3)	(1.1)	(3.7)	(6.7)	(3.8)
Adjusted SG&A	$462.2	$618.8	$1,112.2	$1,195.3
_____________

(1)
Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)
Represents costs incurred in connection with the COVID-19 pandemic, primarily consisting of $43.0 million in impairment of certain operating lease right-of-use assets and $17.4 million in impairment of property and equipment related to certain retail locations and other corporate assets, and $27.6 million of charges related to customer receivables.

(3)
Restructuring related charges, severance and other, net include transaction and deal related costs, including IPO-related, initial acquisition and integration costs and amortization of acquired intangible assets.

Adjusted EBIT and Adjusted EBITDA:

	Three Months Ended		Six Months Ended		Twelve Months Ended
	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net income (loss)	$(363.6)	$28.5	$(210.9)	$175.0	$9.1	$401.9

Non-GAAP measure:
Net income (loss)	$(363.6)	$28.5	$(210.9)	$175.0	$9.1	$401.9
Income tax (benefit) expense	(94.6)	(2.5)	(82.5)	32.8	(32.7)	81.3
Interest expense	11.2	15.2	27.9	32.7	61.4	58.0
Other (income) expense, net	(1.3)	(3.2)	(4.0)	(1.6)	(4.4)	(14.0)
Underwriter commission paid on behalf of selling stockholders	—	24.9	—	24.9	—	24.9
Impact of changes in fair value on cash-settled stock-based compensation(1)	(0.7)	15.0	4.2	20.3	18.0	52.1
COVID-19 related inventory costs and other charges (2)	174.6	—	174.6	—	174.6	—
Restructuring and restructuring related charges, severance and other, net(3)	68.5	3.7	74.1	3.8	80.1	7.9
Adjusted EBIT	$(205.9)	$81.6	$(16.6)	$287.9	$306.1	$612.1
Adjusted EBIT margin	(41.4)%	6.2%	(0.8)%	10.5%

Depreciation and amortization(4)	33.7	30.1	68.4	58.7	133.6	114.2
Adjusted EBITDA	$(172.2)	$111.7	$51.8	$346.6	$439.7	$726.3
_____________

(1)
Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)
Represents inventory costs and other charges incurred in connection with the COVID-19 pandemic, primarily consisting $49.9 million of incremental inventory reserves, $35.9 million of adverse fabric purchase commitments, $43.0 million and $17.4 million in impairment of operating lease right-of-use assets and property and equipment related, respectively, and $27.6 million of charges related to customer receivables.

(3)
Other charges included in restructuring and restructuring related charges, severance and other, net include transaction and deal related costs, including IPO-related, initial acquisition and integration costs and amortization of acquired intangible assets.

(4)	Depreciation and amortization amount net of amortization of acquired intangible assets included in Restructuring and related charges, severance and other, net.

Adjusted Net Income and Adjusted Diluted Earnings per Share:

	Three Months Ended		Six Months Ended
	May 24, 2020	May 26, 2019	May 24, 2020	May 26, 2019
	(Dollars in millions, except per share amounts)
	(Unaudited)
Most comparable GAAP measure:
Net income (loss)	$(363.6)	$28.5	$(210.9)	$175.0

Non-GAAP measure:
Net income (loss)	$(363.6)	$28.5	$(210.9)	$175.0
Underwriter commission paid on behalf of selling stockholders	—	24.9	—	24.9
Impact of changes in fair value on cash-settled stock-based compensation(1)	(0.7)	15.0	4.2	20.3
COVID-19 related inventory costs and other charges(2)	174.6	—	174.6	—
Restructuring and restructuring related charges, severance and other, net(3)	68.5	3.7	74.1	3.8
Tax impact of adjustments	(70.3)	(2.8)	(71.1)	(3.8)
Adjusted net income (loss)	$(191.5)	$69.3	$(29.1)	$220.2
Adjusted net income (loss) margin	(38.5)%	5.3%	(1.5)%	8.0%

Weighted-average common shares outstanding - diluted	397.5	409.3	396.8	401.4
Adjusted diluted earnings (loss) per share	$(0.48)	$0.17	$(0.07)	$0.55
_____________

(1)
Includes the impact of changes in fair value of Class B common stock following the grant date on awards that were granted as cash-settled and subsequently replaced with stock-settled awards concurrent with the IPO.

(2)
Represents inventory costs and other charges incurred in connection with the COVID-19 pandemic, primarily consisting $49.9 million of incremental inventory reserves, $35.9 million of adverse fabric purchase commitments, $43.0 million and $17.4 million in impairment of operating lease right-of-use assets and property and equipment related, respectively, and $27.6 million of charges related to customer receivables.

(3)
Other charges included in restructuring and restructuring related charges, severance and other, net include transaction and deal related costs, including IPO-related, initial acquisition and integration costs and amortization of acquired intangible assets.

Net debt and Leverage Ratio:

	May 24, 2020	November 24, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Total debt, excluding capital leases	$1,806.9	$1,014.4

Non-GAAP measure:
Total debt, excluding capital leases	$1,806.9	$1,014.4
Cash and cash equivalents	(1,448.2)	(934.2)
Short-term investments in marketable securities	(76.1)	(80.7)
Net debt	$282.6	$(0.5)

	May 24, 2020	May 26, 2019
	(Dollars in millions)
	(Unaudited)
Total debt, excluding capital leases	$1,806.9	$1,022.6
Last Twelve Months Adjusted EBITDA(1)	$439.7	$726.3
Leverage ratio	4.1	1.4
_____________

(1)	Last Twelve Months Adjusted EBITDA is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.

Adjusted Free Cash Flow:

	Six Months Ended
	May 24, 2020	May 26, 2019
	(Dollars in millions)
	(Unaudited)
Most comparable GAAP measure:
Net cash provided by operating activities	$41.4	$161.8

Non-GAAP measure:
Net cash provided by operating activities	$41.4	$161.8
Underwriter commission paid on behalf of selling stockholders	—	24.9
Purchases of property, plant and equipment	(75.2)	(77.0)
Proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	15.1	13.1
Repurchase of common stock	(56.2)	(3.1)
Repurchase of shares surrendered for tax withholdings on equity awards	(75.6)	(25.5)
Dividend to stockholders	(63.6)	(55.0)
Adjusted free cash flow	$(214.1)	$39.2

Constant-currency Net Revenues:

	Three Months Ended			Six Months Ended
	May 24, 2020	May 26, 2019	% Increase (Decrease)	May 24, 2020	May 26, 2019	% Increase (Decrease)
	(Dollars in millions)
	(Unaudited)
Total revenues
As reported	$497.6	$1,312.9	(62.1)%	$2,003.7	$2,747.4	(27.1)%
Impact of foreign currency exchange rates	—	(40.6)	*	—	(51.5)	*
Constant-currency net revenues	$497.6	$1,272.3	(60.9)%	$2,003.7	$2,695.9	(25.7)%

Americas
As reported	$282.7	$692.7	(59.2)%	$1,028.3	$1,410.0	(27.1)%
Impact of foreign currency exchange rates	—	(18.3)	*	—	(16.8)	*
Constant-currency net revenues - Americas	$282.7	$674.4	(58.1)%	$1,028.3	$1,393.2	(26.2)%

Europe
As reported	$129.1	$398.3	(67.6)%	$642.0	$863.0	(25.6)%
Impact of foreign currency exchange rates	—	(13.9)	*	—	(24.3)	*
Constant-currency net revenues - Europe	$129.1	$384.4	(66.4)%	$642.0	$838.7	(23.5)%

Asia
As reported	$85.8	$221.9	(61.3)%	$333.4	$474.4	(29.7)%
Impact of foreign currency exchange rates	—	(8.4)	*	—	(10.4)	*
Constant-currency net revenues - Asia	$85.8	$213.5	(59.8)%	$333.4	$464.0	(28.1)%
___________
* Not meaningful

Constant-currency Adjusted EBIT:

	Three Months Ended			Six Months Ended
	May 24, 2020	May 26, 2019	% Increase (Decrease)	May 24, 2020	May 26, 2019	% Increase (Decrease)
	(Dollars in millions)
	(Unaudited)
Adjusted EBIT(1)	$(205.9)	$81.6	(352.3)%	$(16.6)	$287.9	(105.8)%
Impact of foreign currency exchange rates	—	(5.9)	*	—	(8.7)	*
Constant-currency Adjusted EBIT	$(205.9)	$75.7	(372.0)%	$(16.6)	$279.2	(105.9)%
Constant-currency Adjusted EBIT margin(2)	(41.4)%	5.9%		(0.8)%	10.4%
_____________

(1)	Adjusted EBIT is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted EBIT and Adjusted EBITDA table for more information.
(2)    We define constant-currency Adjusted EBIT margin as constant-currency Adjusted EBIT as a percentage of constant-currency net revenues.
* Not meaningful

Constant-Currency Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Loss) per Share:

	Three Months Ended			Six Months Ended
	May 24, 2020	May 26, 2019	% Increase (Decrease)	May 24, 2020	May 26, 2019	% Increase (Decrease)
	(Dollars in millions, except per share amounts) (Unaudited)
Adjusted net income (loss) (1)	$(191.5)	$69.3	(376.3)%	$(29.1)	$220.2	(113.2)%
Impact of foreign currency exchange rates	—	(4.5)	*	—	(7.1)	*
Constant-currency Adjusted net income (loss)	$(191.5)	$64.8	(395.5)%	$(29.1)	$213.1	(113.7)%
Constant-currency Adjusted net income (loss) margin(2)	(38.5)%	5.1%		(1.5)%	7.9%

Adjusted diluted earnings (loss) per share	$(0.48)	$0.17	(382.4)%	$(0.07)	$0.55	(112.7)%
Impact of foreign currency exchange rates	—	(0.01)	*	—	(0.02)	*
Constant-currency Adjusted diluted earnings (loss) per share	$(0.48)	$0.16	(400.0)%	$(0.07)	$0.53	(113.2)%
_____________
(1)    Adjusted net income (loss) is reconciled from net income (loss) which is the most comparable GAAP measure. Refer to Adjusted net income (loss) table for more information.
(2)    We define constant-currency Adjusted net income (loss) margin as constant-currency Adjusted net income (loss) as a percentage of constant-currency net revenues.
* Not meaningful